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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 15, 2004, relating to the financial statements and financial highlights which appear in the September 30, 2004 Annual Report to Shareholders of the Columbia Dividend Income Fund, Columbia Disciplined Value Fund, Columbia Large Cap Growth Fund, Columbia Large Cap Core Fund, Columbia Asset Allocation Fund, Columbia International Equity Fund, Columbia Small Cap Fund, and Columbia Small Company Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




Boston, Massachusetts
January 24, 2005